EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is dated effective as of January 1, 2007 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (the “Company”), and Michael Rapino (the “Executive”).

WHEREAS, the Company and the Executive as parties to that certain Employment Agreement dated August 17, 2005, as amended effective March 1, 2006 (the “Existing Agreement”).

WHEREAS, the Company and the Executive desire to amend and restate the terms of the Existing Agreement to be effective as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby amend and restate the Existing Agreement effective as of the Effective Date as follows:

1. Employment. The Company hereby agrees to continue to employ the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

2. Term. The period of employment of the Executive by the Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall have an original term of three years, and shall be automatically extended thereafter for successive terms of one year each, unless either party provides notice to the other at least 12 months prior to the expiration of the original or any extension term that the Agreement is not to be extended. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

3. Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, and shall report solely and directly to the Board of Directors (the “Board”) of Live Nation, Inc. The Executive shall have those powers and duties normally associated with the positions of President and Chief Executive Officer of entities comparable to Live Nation, Inc., but in no event less than the powers and duties the Executive had as President and Chief Executive Officer of the Company during the 12 months immediately preceding the Effective Date, and such other powers and duties as may be prescribed by the Board; provided, that such other powers and duties are consistent with Executive’s positions as President and Chief Executive Officer. The Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to satisfactorily perform his duties for the Company. Notwithstanding the above, the Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder or violate Section 11 hereof, to (i) manage the Executive’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that the Executive’s continuing to serve on any such boards and/or committees on which the Executive is serving, or with which the Executive is otherwise associated, as of the Effective Date shall be deemed not to interfere with the performance by the Executive of his duties and responsibilities under this Agreement) and (iii) deliver lectures or fulfill speaking engagements. During the Employment Period, for so long as the Executive remains an officer of the Company, the Executive shall also serve as a member of the Board and the board of directors of the Company.

4. Place of Performance. The principal place of employment of the Executive shall be at the Company’s principal executive offices in Los Angeles, California.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary at the rate of not less than $950,000 per year (“Base Salary”). The Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s Base Salary for increase (but not decrease) no less frequently than annually and consistent with the executive compensation practices and guidelines of the Company. If the Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. The Base Salary will be increased by a minimum of $25,000 per year in each of 2008 and 2009. The difference between the base salary paid during 2007 prior to the execution of this Agreement and Base Salary for 2007 retroactive to January 1, 2007 will be paid no later than the second regular payday after the execution of this Agreement.

(b) Performance Bonus. In addition to Base Salary, the Executive shall be eligible to receive an annual cash bonus (the “Performance Bonus”), with a target amount equal to 100% of his Base Salary (the “Target Bonus”). The Compensation Committee will establish financial performance targets of the Company as measured in the achievement of Earnings Before Interest, Taxes, Depreciation and Amortization as defined by the Company and as adjusted for acquisitions and dispositions (“Target EBITDA”). With respect to each fiscal year during the Employment Period:

(i) if the Company achieves the Target EBITDA for such year, then the Executive will receive the full Target Bonus;

(ii) if the Company exceeds the Target EBITDA for such year, then the Executive will receive a Performance Bonus in excess of the Target Bonus, based on a range of Performance Bonuses in excess of the Target Bonus and based on a range of EBITDA in excess of the Target EBITDA, as established by the Compensation Committee in its discretion prior to the beginning of each such year; and

(iii) if the Company achieves less than the Target EBITDA for such year, then the Executive will receive a Performance Bonus which is less than the Target Bonus, based on a range of Performance Bonuses which are less than the Target Bonus and based on a range of EBITDA which is less than the Target EBITDA, as established by the Compensation Committee in its discretion prior to the beginning of each such year.

The Target EBITDA will be subject to equitable adjustment by the Compensation Committee to take into account material acquisitions, dispositions and other material extraordinary events; provided, that the parties hereto will use their reasonable best efforts to facilitate the payment of the bonuses hereunder on a basis that is consistent with such payments qualifying for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Code”). The Performance Bonus, if any, shall be payable in one lump sum between January 1 and March 15 of the year following the year for which the Performance Bonus was earned. The Executive will receive the Performance Bonus for which he is entitled for each year in which he was employed by the Company, even if the Executive is not employed on the actual date on which the Performance Bonus is paid or payable for such year. The financial performance targets established by the Compensation Committee for purposes of this Section 5(b) and Section 5(h) below in each year during the Employment Period will be based on a stated level of EBITDA unless the Company and the Executive agree on a different measure of financial performance. If in any year the Compensation Committee establishes financial performance criteria applicable to other executives, whether in connection with cash performance bonuses, performance-based equity compensation or otherwise, the Compensation Committee will not make the Executive subject to a higher financial performance goal in connection with Sections 5(b) or 5(h) of this Agreement than the highest performance goal established for any such other executive that is based on the same financial measure as that selected for the Executive.

(c) Retention Bonus. The Company shall pay to the Executive, no later than the second regular payday after the execution of this Agreement, $1,000,000 as a retention bonus (the “Retention Bonus”). The Retention Bonus will be offset against any Performance Bonus(es) subsequently earned by the Executive under this Agreement. If the Executive is still employed with the Company as of December 31, 2009 (the “Target Date”), any remaining Retention Bonus that has not been so offset (“Unearned Portion of the Retention Bonus”) shall be deemed earned by the Executive. If the Executive’s employment is terminated before the Target Date, any remaining Unearned Portion of the Retention Bonus shall be treated as follows: (i) if the Executive is terminated for Cause or terminates without Good Reason, the Executive shall repay an Unearned Portion of the Retention Bonus within ten business days following such termination; or (ii) if the Executive is terminated (A) without Cause or (B) due to death or Disability or if the Executive terminates with Good Reason, the Executive shall be deemed to have earned any otherwise Unearned Portion of the Retention Bonus. The Executive acknowledges that the Retention Bonus shall be subject to withholding in accordance with the Company’s ordinary payroll practices.

(d) Expenses and Perquisites. The Company shall promptly reimburse the Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses, in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified generally with respect to senior executive officers of the Company. In addition, during the Employment Period, the Executive shall be entitled to, at the sole expense of the Company, the use of an automobile appropriate to his position and no less qualitative than the Executive’s current automobile, payment by the Company of any lease payments in connection therewith and the cost of insurance and other reasonable costs related thereto.

(e) Vacation. The Executive shall be entitled to the number of weeks of paid vacation per year that he was eligible for immediately prior to the date of this Agreement, but in no event less than four weeks annually. Unused vacation may be carried forward from year to year. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. In addition to vacation, the Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenure are entitled to under the Company’s policies.

(f) Services Furnished. During the Employment Period, the Company shall furnish the Executive with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than what he was receiving immediately prior to the date of this Agreement or, if better, as provided to other senior executive officers of the Company.

(g) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, subject to the terms of the applicable plan documents and generally applicable Company policies, the Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. During the Employment Period, the Company shall provide to the Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) the same type and substantially equivalent levels of participation and employee benefits (other than severance pay plans and, except with the express consent of the Board, incentive bonus programs other than as explicitly set forth in Section 5(b) and 5(h) hereof) as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Effective Date, subject to modifications affecting all senior executive officers.

(h) Equity Incentive Awards.

(i) Restricted Shares Associated with Corporate Financial Performance. In addition to the Performance Bonus provided by Section 5(b), on the date on which the Compensation Committee approves this Agreement and prior to March 31 of each year of this Agreement beginning in 2008, the Executive will receive an annual grant of 100,000 shares of restricted stock. Those 100,000 shares of restricted stock will vest and the restrictions will lapse in equal installments of 50,000 shares per year over two years only if the Company achieved the financial performance targets established by the Compensation Committee for the year of the grant.

With respect to each annual grant under this Section 5(h)(i), the shares of restricted stock will vest and the restrictions will lapse as set forth below only if the Company achieved the financial performance targets established by the Compensation Committee for purposes of determining the Performance Bonus under Section 5(b) for the year of the grant. If the Company did not achieve its financial performance targets during the year of the grant, the restricted shares will not vest and, upon such determination, will be forfeited.

If the Company achieved its financial performance targets for the relevant year, 50,000 shares awarded during that year will vest and the restrictions shall lapse on March 31 of the first year following the grant; and the remaining 50,000 shares will vest and the restrictions will lapse on March 31 of the second year following the grant.

(ii) Restricted Shares Associated with Management Objectives. In addition to the Performance Bonus provided by Section 5(b) and the restricted shares provided by Section 5(h)(i), on the date on which the Compensation Committee approves this Agreement and prior to March 31 of each year of this Agreement beginning in 2008, the Executive will receive an additional annual grant of 50,000 shares of restricted stock. Each annual award of restricted stock pursuant to this Section 5(h)(ii) will have a different restricted period. Those 50,000 shares of restricted stock will vest and the restrictions will lapse in equal installments of 25,000 shares per year over two years only if the Executive satisfies the objectives for the Executive specified in writing by the Compensation Committee on or before March 31 of the year of grant.

With respect to each annual grant under this Section 5(h)(ii), the shares of restricted stock will vest and the restrictions will lapse as set forth below only if the Executive satisfied the objective(s). If the Executive did not satisfy the specific objective(s) during the year of the grant, the restricted shares will not vest and, upon such determination, will be forfeited.

If the Executive satisfied the objective(s) for the relevant year, one-half of the shares awarded during that year will vest and the restrictions shall lapse on March 31 of the first year following the grant; and the remaining half of the shares will vest and the restrictions will lapse on March 31 of the second year following the grant.

(iii) Restricted Shares. In addition to the restricted shares subject to Section 5(h)(i) and Section 5(h)(ii), on the date on which the Compensation Committee approves this Agreement the Executive will receive an additional grant of 300,000 shares of restricted stock. Those 300,000 shares of restricted stock will vest and the restrictions will lapse in equal installments of 75,000 shares per year over four years on December 31 of each of calendar years 2007-2010.

The restricted shares granted to the Executive pursuant to Sections 5(h)(i)-(iii) will be subject to the terms and conditions of restricted stock agreements approved by the Compensation Committee. Upon the occurrence of a Change in Ownership or Control (as defined in 26 C.F.R. § 1.280G-1 (Q/A 27, 28 & 29)), of Live Nation, Inc. (a “Change of Control”), the restricted shares granted to the Executive pursuant to Sections 5(h)(i)-(iii), will vest and the restrictions will lapse, and any unvested stock options and shares of restricted stock granted to the Executive in 2005 and 2006 will vest, or restrictions will lapse, as the case may be, and become immediately exercisable or transferable.

6. Termination. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been substantially unable to perform his duties hereunder notwithstanding the provision of reasonable accommodation for a period of six consecutive months, and within 30 days after written Notice of Termination is given after such six-month period the Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Executive’s employment hereunder for “Disability,” and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Cause. The Company shall have the right to terminate the Executive’s employment for Cause by providing the Executive with a written Notice of Termination, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean:

(i)	the Executive’s willful and continued failure to perform his material duties with respect to the Company or its Affiliates which, if curable, continues beyond ten business days after a written demand for substantial performance is delivered to the Executive by the Company; or

(ii)	willful or intentional engaging by the Executive in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, or any of its Affiliates; or

(iii)	the Executive’s conviction of, or a plea of nolo contendre to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company or any of its Affiliates; or

(iv)	the Executive’s committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty against the Company or its Affiliates that causes material and demonstrable injury, monetarily or otherwise, to the Company or its Affiliates; or

(v)	the Executive’s breach of any provision of Section 11 hereof that causes material and demonstrable injury, monetarily or otherwise, to the Company or its Affiliates.

The decision to terminate the Executive for Cause shall be determined by at least a majority of the members of the Board at a meeting of the Board called and held for such purpose, provided that at least a majority of the members of the Board has determined prior to such meeting that Cause exists. This Section 6(c) shall not prevent the Executive from challenging in any arbitration or court of competent jurisdiction the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(d) Good Reason. The Executive may terminate his employment for “Good Reason” by providing the Company with a written Notice of Termination at any time following the occurrence of the following events; except that a written Notice of Termination with respect to a Change of Control pursuant to clause (vii) below may not be provided by the Executive until the 180th day following the consummation of the Change of Control. The following events, without the written consent of the Executive, shall constitute Good Reason:

(i)	reduction in the Executive’s Base Salary or annual incentive compensation opportunity, or the failure by the Company to grant the Restricted Shares in accordance with Section 5(h) above, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten business days after the Executive gives the Company notice of such event; or

(ii)	a breach by the Company of a material provision of this Agreement; or

(iii)	removal of the Executive from the Board or from the board of directors of the Company; or

(iv)	the Company requiring the Executive to report to anyone other than as set forth in Section 3 above; or

(v)	substantial diminution in the Executive’s duties or responsibilities, or the Executive’s removal as or a change in the Executive’s title from President and Chief Executive Officer, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten business days after the Executive gives the Company notice of such event; or

(vi)	a transfer of the Executive’s primary workplace away from Los Angeles, California; or

(vii)	a Change of Control.

The Executive expressly acknowledges and agrees that the Company’s provision of notice of non-renewal of the Agreement pursuant to Section 2 hereof, alone or in combination with the transition of the Executive’s duties to another employee during the notice period, shall not constitute Good Reason.

(e) Without Cause. The Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with a Notice of Termination at least 30 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial 30 days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.

(f) Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least 30 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of termination pursuant to this Section 6(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial 30 days of the notice period or for any lesser remaining portion of such period, payable in accordance with the regular payroll practices of the Company.

7. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of death, (ii) if the Executive’s employment is terminated pursuant to Section 6(b), 30 days after Notice of Termination (provided that the Executive shall not have returned to the substantial performance of his duties on a full-time basis during such 30 day period) and (iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.

8. Compensation Upon Termination or During Disability. In the event the Executive is disabled or his employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below; provided, however, that any obligation of the Company to the Executive under Section 8(a), other than for Final Compensation, is expressly conditioned upon the Executive signing and returning to the Company a timely and effective release of claims substantially in the form attached hereto as Exhibit A (the “Executive Release of Claims”). Following the Company’s receipt of a timely and effective Executive Release of Claims, the Company and Live Nation, Inc. shall execute a release of claims in favor of the Executive substantially in the form attached hereto as Exhibit B. The Executive Release of Claims required for separation benefits in accordance with Section 8(a) creates legally binding obligations on the part of the Executive, and the Company and its Affiliates therefore advise the Executive and his beneficiary or legal representative, as applicable, to seek the advice of an attorney before signing it.

(a) Termination by Company Without Cause or by Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason:

(i)	the Company shall pay to the Executive his Base Salary, Performance Bonus and unused vacation pay accrued or prorated through the Date of Termination and also any Performance Bonus earned for the year prior to the year of termination but not yet paid, and shall reimburse the Executive pursuant to Section 5(d) for reasonable business expenses incurred but not paid prior to such termination of employment (together, “Final Compensation”). The Base Salary and vacation components of Final Compensation shall be paid in a lump sum as soon as practicable following the Date of Termination, but in no event later than two and a half months following the end of the taxable year including the Date of Termination. The Performance Bonus component of Final Compensation shall be calculated by multiplying the amount of the Performance Bonus (if any) the Executive would have earned had he remained employed for the full year in which the Date of Termination occurs by a fraction, the numerator of which is the number of days during such year that the Executive was employed and the denominator of which is 365, and shall be paid at the times bonuses for the year in which the Date of Termination occurs are paid to executives of the Company generally, but in no event later than two and a half months following the end of the taxable year in which the Date of Termination occurs;

(ii)	provided the Executive signs and returns a timely and effective Executive Release of Claims, the Company shall pay to the Executive a lump-sum cash payment equal to three times the sum of (A) the Executive’s Base Salary and (B) the Performance Bonus paid to the Executive for the year prior to the year in which termination occurs;

(iii)	provided the Executive signs and returns a timely and effective Executive Release of Claims, the Company shall maintain in full force and effect, for the continued benefit of the Executive and his eligible dependents, for a period of three years following the Date of Termination the medical and hospitalization insurance programs in which the Executive and his dependents were participating immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by the Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if the Executive or his dependents cannot continue to participate in the Company plans and programs providing these benefits, the Company shall arrange to provide the Executive and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (the “Continued Benefits”), provided, that such Continued Benefits shall terminate on the date or dates the Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer. Notwithstanding anything to the contrary in this Section 8(a)(iii), the aggregate value (as the same would be determined under Section 280G of the Code) of the Continued Benefits shall in no event exceed $50,000 (the “Aggregate Cap”); accordingly, the Company’s obligation to provide the Continued Benefits shall cease once such value of the Continued Benefits that have been provided to the Executive and/or his dependents reaches the Aggregate Cap, even if such date occurs prior to the three-year anniversary of the Date of Termination;

(iv)	provided the Executive signs and returns a timely and effective Executive Release of Claims, the Company shall accelerate the vesting of any restricted shares awarded to the Executive pursuant to Section 5(h)(i) and Section 5(h)(ii) such that those shares shall become fully vested and the restrictions shall lapse on the Date of Termination, and with respect to the restricted shares awarded to the Executive pursuant to Section 5(h)(iii), the Company shall accelerate the vesting of 150,000 of any such restricted shares which may then be unvested, and those 150,000 shares shall become fully vested and the restrictions shall lapse on the Date of Termination. Any shares awarded to the Executive pursuant to Section 5(h)(iii) that have not already vested before the Date of Termination, other than the shares subject to accelerated vesting on the Date of Termination, if any, shall be forfeited; and

(v)	provided the Executive signs and returns a timely and effective Executive Release of Claims, the Company shall accelerate the vesting or lapsing of restrictions of the options and shares of restricted stock, respectively, awarded to the Executive in 2005 and in 2006.

(b) Termination by Company for Cause or by Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive the Final Compensation at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to the Executive upon such termination under this Agreement.

(c) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b), and the Company may, in its discretion, designate another individual to act in the Executive’s place, and such designation shall not constitute Good Reason. In the event the Executive’s employment is terminated for Disability pursuant to Section 6(b), the Company shall pay to the Executive the Final Compensation at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to the Executive upon such termination under this Agreement.

(d) Death. If the Executive’s employment is terminated by his death, the Company shall pay the Final Compensation to the Executive’s beneficiary, legal representatives or estate, as the case may be, at the time and in the manner set forth in Section 8(a)(i) hereof. The Company shall have no further obligation to the Executive upon such termination under the Agreement.

(e) Timing of Payments. If at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 8 in connection with such separation from service that constitute deferred compensation subject to Section 409A of Code (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in Subsection (a)(2)(B)(i) of Section 409A.

9. Gross-Up Payment.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to or for the benefit of the Executive (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income.

(b) Subject to the provisions of Section 9(a), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company or the Executive (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 9 with respect to any Payments made to the Executive shall be made to the relevant tax authorities no later than the date on which the Excise Tax on such Payments is due to the relevant tax authorities. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

(d) The Executive expressly acknowledges and agrees that the Gross-Up Payment is limited exclusively to Excise Tax that may come due in connection with Payments to or for the benefit of the Executive, and that the Executive will not be entitled to any Gross-Up Payments as a result of any Change of Control that may occur following the Effective Date.

10. Mitigation. The Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

11. Restrictive Covenants.

(a) Confidential Information.

(i)	The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive has developed and will develop Confidential Information for the Company or its Affiliates and that the Executive has learned and will learn of Confidential Information during the course of his employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and Confidential Information, knowledge or data relating to the Company, its Affiliates and their businesses and investments, which shall have been obtained by the Executive during the Executive’s employment by the Company and which is not generally available public knowledge (other than by acts of the Executive in violation of this Agreement or by any other person having an obligation of confidentiality to the Company or any of its Affiliates). Except as may be required or appropriate in connection with carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), use, communicate or divulge any such trade secrets, Confidential Information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business; provided, that, the Executive may disclose Confidential Information to his attorneys, accountants and other advisors. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

For purposes of this Agreement, “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against them. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed to others.

For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest. For the avoidance of doubt, Affiliates includes and Live Nation, Inc.

(ii)	All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or the Company or its designee may specify, all Documents then in the Executive’s possession or control.

(b) Restricted Activities. The Executive hereby agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates. In consideration of the Executive’s employment hereunder, and the Company’s agreement to grant the Executive access to trade secrets and other Confidential Information of the Company and its Affiliates and to their customers, and in view of the confidential position to be held by the Executive hereunder, the Executive agrees as follows:

(i)	Non-Solicitation. During the Employment Period and during the two-year period immediately following termination of the Employment Period (such two-year period is herein called the “Restricted Period”), the Executive shall not, directly or indirectly, hire, solicit for hiring or assist in any way in the hiring of any employee or exclusive independent contractor of the Company or any of its Affiliates, or induce or otherwise attempt to influence any employee or independent contractor to terminate or diminish such employment or contractor relationship or to become employed by any other Competing Business or in any other business in which the Company or any of its Affiliates is engaged. For the purposes of this Section 11, a “Competing Business” is a person or enterprise engaged in the following activities: (i) the promotion or production of live music shows, theatrical performances and specialized motor sports events or (ii) the following activities, to the extent the Company or any of its Affiliates is actively and meaningfully engaged in such activity: (A) the operation of entertainment venues or (B) the management of its third-party ticketing relationships, in-house ticketing operations and online and wireless ticketing and music distribution activities. For purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time during the Restricted Period.

(c) Assignment of Rights to Intellectual Property.

(i)	The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(ii)	For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates; and “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

(d) Conflict of Interest. The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(e) Modification of Covenants. The parties hereby acknowledge that the restrictions in this Section 11 have been specifically negotiated and agreed to by the parties hereto, and are limited only to those restrictions necessary to protect the Company and its Affiliates from unfair competition. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restrictions in Section 11 hereof, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, trade secrets, Confidential Information and other legitimate interests of the Company and its Affiliates; and that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 11 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court shall modify and enforce the covenant to permit its enforcement to the maximum extent permitted by law. Each provision, paragraph and subparagraph of this Section 11 is separable from every other provision, paragraph and subparagraph, and constitutes a separate and distinct covenant.

(f) Remedies. The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 11 of this Agreement would result in significant, irreparable and continuing injury to the Company, the monetary value of which would be difficult to establish or measure. Therefore, the Executive agrees that, in addition to any other remedies available to it, the Company shall be entitled to preliminary and permanent injunctive relief in a court of appropriate jurisdiction against any breach or threatened breach, without having to post bond, as well as the recovery of all reasonable attorneys’ fees expended in enforcing its rights hereunder.

12. Indemnification.

(a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, director or officer of the Company, Live Nation, Inc. or any subsidiary thereof, or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.

(b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees and disbursements and costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a valid claim or request under this Agreement is not paid by the Company or on its behalf within 30 days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if successful in whole or in part, the Executive shall be further entitled to be paid the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

(d) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

(e) Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses; but, only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(f) Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are mutually convenient for the Executive and the Company.

(g) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)	The Company will be entitled to participate therein at its own expense.

(ii)	Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive shall also have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and, under such circumstances, the fees and expenses of such counsel shall be at the expense of the Company.

(iii)	The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h) Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or bylaws of the Company, Live Nation, Inc. or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

13. Arbitration. Except as provided for in Section 11 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Los Angeles, California, in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the appointed arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The losing party shall pay all expenses relating to such arbitration, including, without limitation, the prevailing party’s legal fees and expenses.

14. Successors; Binding Agreement.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his right to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so designated in writing by the Executive, or otherwise to his legal representatives or estate.

15. Notices. Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Board or the Company, the notice will be sent to Randall T. Mays, 200 East Basse Road, San Antonio, Texas 78209, with a required copy to Live Nation, Attention: General Counsel, 9348 Civic Center Drive, Beverly Hills, California 90210. If to the Executive, the notice will be sent to Michael Rapino, 7651 Willow Glen Road, Los Angeles, California 90046. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16. Miscellaneous. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, including, without limitation, the Existing Agreement, and excluding only any existing obligations on the part of the Executive with respect to Confidential Information, assignment of intellectual property and the like. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

20. Taxes. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation. The Company, Live Nation, Inc. and the Executive shall each use reasonable best efforts to minimize all taxes that may be due in connection with any award or payment made pursuant to this Agreement, including in connection with any restricted stock awards; provided, that the Executive shall only be required to use such reasonable best efforts to the extent that the Executive will not be economically disadvantaged as a result of such efforts.

21. Noncontravention. The Company represents that the Company is not prevented from entering into or performing this Agreement by the terms of any law, order, rule or regulation, its bylaws or declaration of trust or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.

22. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE
DATE: 10/03/07	/s/ Michael Rapino

MICHAEL RAPINO

LIVE NATION WORLDWIDE, INC.
DATE: October 3,	2007 BY: /s/ Randall T. Mays
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RANDALL T. MAYS
CHAIRMAN, BOARD OF DIRECTORS
LIVE NATION, INC.

EXHIBIT A TO
RAPINO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the employment agreement between me and Live Nation Worldwide, Inc. (the “Company”) effective as of January 1, 2007 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, and all of its subsidiaries and other affiliates, past, present and future officers, directors, trustees, stockholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns and all others connected with any of them, all of the foregoing both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment, including, without limitation, (i) any and all claims pursuant to any federal, state or local law, regulation or other requirement; and (ii) any and all claims of employment discrimination on any basis under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claims, (ii) claims to enforce my rights and/or the Company’s obligations pursuant to Sections 8, 9, 10 and 12 of the Agreement; (iii) any right of indemnification or contribution that I have pursuant to the certificate of incorporation or bylaws of the Company or any of its subsidiaries or other affiliates and (iv) any claims under any of the equity incentive plan and equity-based award agreements referenced in the Agreement with respect to any securities (including shares, options and any other equity-based rights) that I continue to hold after I sign this Release of Claims.

This Release of Claims covers both claims that I know about and those I may not know about. I expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. I understand the significance of my release of unknown claims and my waiver of statutory protection against a release of unknown claims, including, without limitation, claims otherwise protected under California Civil Code Section 1542 (“Section 1542”) or any other applicable similar state or federal law. Section 1542 provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

For a period of two years following the date hereof, I agree that I will not make or cause to be made any statements, verbally, electronically, in writing or in any other form, with the intent to be derogatory or disparaging about the Company, its businesses, affiliates, subsidiaries, officers, directors or employees.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to 21 days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven days of the date of my signing by written notice to the Chairman of the Board of Directors of the Company and that this Release of Claims will take effect only upon the expiration of such seven day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

EXHIBIT B TO
RAPINO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

RELEASE OF CLAIMS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, and as required by the agreement between Live Nation Worldwide, Inc. (the “Company’) and Michael Rapino (the “Executive”) dated effective as of January 1, 2007 (the “Agreement”), the Company, and on behalf of its predecessors, affiliates and successors, and each of its past, present and future officers, directors, employees, representatives, attorneys, insurers, agents and assigns, individually and in their official capacities, hereby release and forever discharge the Executive from any and all causes of action, rights or claims of any type or description, known or unknown, which they have had in the past, now have, or might now have, through the date of signing of this Release of Claims, in any way resulting from, arising out of or connected with the Executive’s employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirements, including, without limitation, those arising under common law.

Excluded from the scope of this Release of Claims is (i) any claim arising under Sections 11 (a), (b) and (c) of the Agreement after the effective date of this Release of Claims and (ii) any claims relating to the Executive’s commission of fraud or criminal acts against Company or its affiliates, or other substantial, willful and intentional misconduct related to the Executive’s employment with the Company or any of its affiliates.

Intending to be legally bound, the Company has signed this Release of Claims as of the date written below.

Live Nation Worldwide, Inc.
By:

Name:
Title:

Date Signed: